EXHIBIT 10(iii)(A)(2)

SECOND AMENDMENT TO
THE INTERPUBLIC GROUP OF COMPANIES
EMPLOYEE STOCK PURCHASE PLAN (2006)

WHEREAS, Section 17 of The Interpublic Group of Companies Employee Stock Purchase Plan (2006) (the “Plan”) authorizes the Management and Human Resources Committee (the “MHRC”) of The Interpublic Group of Companies, Inc. (the “Corporation”) to adopt any amendment to the Plan that, in the opinion of the MHRC, would not have an MFI (as defined in the Plan); and
WHEREAS, the MHRC wishes to amend the Plan to allow the General Counsel to designate subsidiaries of the Corporation whose employees may participate in the Plan; and
WHEREAS, the MHRC has determined that this amendment will not have an MFI;
NOW THEREFORE BE IT RESOLVED, that, effective immediately, Section 2 of the Plan (“Eligibility”) is amended to read in its entirety as follows:
2. Eligibility: All employees of the Corporation and any subsidiaries designated by the Committee shall be eligible to participate in the Plan. In addition, employees of any subsidiary designated by the MHRC or General Counsel of the Corporation (each as described in Section 17) shall be eligible to participate in the Plan, provided that the MHRC or General Counsel has determined that extending eligibility to such subsidiary will not have an MFI. In each case, participation in the Plan shall be subject to such rules as the Committee may prescribe from time to time, which rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Code (including, but not limited to, Section 423(b)(3), (4) and (8) thereof) and the regulations promulgated thereunder. Unless the Committee determines otherwise, the following employees shall not be eligible to participate in an offering:

(a)	employees who were not employed by the Corporation or one of its subsidiaries on the Eligibility Date,

(b)	employees whose customary employment on the Date of Offering is 20 hours or less per week, and

(c)	employees whose customary employment on the Date of Offering is for not more than 5 months in any calendar year.
Notwithstanding the foregoing, no employee may be granted an option to purchase IPG stock under an offering if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of all classes of stock of the Corporation or its subsidiaries. For purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual, and stock that an employee may purchase under outstanding options shall be treated as stock owned by the employee.

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IN WITNESS WHEREOF, the MHRC (comprised of the undersigned executives of the Corporation) has caused this instrument to be executed this 29th day of March, 2013.

/s/ Michael Roth
Michael Roth
Chairman and Chief Executive Officer

/s/ Frank Mergenthaler
Frank Mergenthaler
Executive Vice President and Chief Financial Officer

/s/ Philippe Krakowsky
Philippe Krakowsky
Executive Vice President, Chief Strategy and Talent Officer

/s/ Andrew Bonzani
Andrew Bonzani
Senior Vice President, General Counsel and Secretary